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                                                                   Exhibit 99.1

                              STOCK BONUS AGREEMENT


         THIS AGREEMENT is made as of the ____ day of _______________, 199__, by and between METRICOM, INC., a Delaware corporation (the "Company"), and ("Recipient").

                                   WITNESSETH:

         WHEREAS, the Company desires to issue, and Recipient desires to receive, shares of the Company's common stock ("Common Stock"); and

         WHEREAS, this issuance is intended as part of a broad-based compensatory plan or arrangement of the Company to compensate current employees for past services rendered.

         NOW, THEREFORE, IT IS AGREED between the parties as follows:

         1. The Company hereby awards to Recipient _________ shares of Common Stock.

         2. If any change is made in the Common Stock (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the class and number of shares of Common Stock will be appropriately adjusted. Such adjustments shall be made by the Board of Directors of the Company, and such determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

         3. Recipient agrees not to make any disposition of any of the shares of Common Stock until: (a) at that time there is in effect a registration statement under the Securities Act of 1933 (the "Act") covering the proposed disposition and the disposition is made in accordance with the registration statement; or
(b) (i) Recipient has notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) Recipient has given the Company an opinion of counsel, satisfactory to the Company, to the effect that the disposition of shares will not require registration under the Act.

         4. This Agreement does not constitute an employment contract nor shall be deemed to create in any way whatsoever any obligation on Recipient's part to continue in the employ of the Company or any affiliate of the Company, or to limit the ability of the Company or any affiliate of the Company to terminate Recipient's employment with the Company or affiliate of the Company at any time, for any reason or for no reason.

         5. This Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


RECIPIENT:                             METRICOM, INC.


__________________________             By:_________________________________